Exhibit 99.1

Brookline Bancorp Announces Appointment of New Chief Financial Officer

July 26, 2011—BROOKLINE, Mass.— Julie A. Gerschick will join Brookline Bancorp, Inc. as Chief Financial Officer (CFO) and Treasurer.

She will succeed the retiring Paul Bechet, who has been Brookline’s CFO since 1997. Mr. Bechet will continue to serve as CFO through August 9 and, thereafter he will remain with the Company for an orderly transition through early 2012. This provides for the anticipated Bancorp Rhode Island closing later this year, as well as the financial reporting period for 2011. Brookline’s Board and management want to express their appreciation to Mr. Bechet, who has been an integral part of bringing the Company to the outstanding financial strength that it enjoys today.

Ms. Gerschick brings a broad range of experience in the public accounting and financial services arenas to the role of CFO. She is founder and President of The Andover Group, Inc.; a specialized consulting firm that provides advisory services to large and mid-sized financial institutions, the Federal Home Loan Bank, and other companies. In addition, Ms. Gerschick worked as an audit and consulting partner at KPMG in Washington, D.C., as Senior Vice President for Great Lakes Bancorp, and as a fellow at the Federal Home Loan Bank Board, also in Washington, D.C.

Paul Perrault indicated that Ms. Gerschick’s breadth of experience in a variety of financial service settings will help the Bank to build on its solid foundation while adapting to the changes in reporting and monitoring that are necessary as a result of changes in the regulatory environment as well as the internal changes resulting from the Corporation’s recent acquisitions.

Ms. Gerschick holds a bachelors degree in Accounting from the University of Michigan and masters degrees in Public Administration and Divinity from Harvard University. In addition, she is a Certified Public Accountant.

Brookline Bancorp, Inc. (NASDAQ: BRKL) is headquartered in Brookline, Massachusetts and is the parent company of Brookline Bank and The First National Bank of Ipswich (FNBI). At offices located in Greater Boston and northeastern Massachusetts, both banks offer a full range of banking services to individuals, businesses and non-profit organizations, including deposit and lending services, residential mortgages and home equity lending, commercial and CRE lending, cash management, merchant services, and access to investment services. For more information go to www.brooklinebank.com.